Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

PLAYBOY RECEIVES NOTICE
REGARDING NYSE LISTING

CHICAGO, Tuesday, April 21, 2009 – Playboy Enterprises, Inc. (NYSE: PLA, PLAA) said that it has received notice from the New York Stock Exchange (NYSE) that it is not in compliance with one of the continued listing criteria.  Playboy is considered below criteria because its average market capitalization over a 30 trading-day period was below $75 million, and its shareholders’ equity was less than $75 million.

In accordance with NYSE procedures, Playboy intends to submit a plan to the Exchange within 45 days that describes how it expects to comply with the continued listing standards within the next 18 months.  Playboy will continue to be listed and its shares traded on the NYSE, assuming acceptance of the plan and continued compliance with other listing criteria.

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Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms, DVD and radio. Through licensing agreements, the Playboy brand appears in more than 150 countries on a wide range of consumer products, entertainment locations and retail stores.